                          Independent Auditors' Consent




The Board of Directors
American Technical Ceramics Corp.:


We consent to the incorporation by reference in the Registration Statement (No. 333-50913) on Form S-8 of American Technical Ceramics Corp. of our report dated August 24, 1999, relating to the consolidated balance sheets of American Technical Ceramics Corp. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of earnings, stockholders equity and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30,1999 annual report on Form 10-K of American Technical Ceramics Corp.






Melville, New York
September 13, 1999